Exhibit 8.1

                              COUNTRY OF              OWNERSHIP       VESSEL
NAME                          INCORPORATION           INTEREST        OWNED

New Subsidiaries:
KTL Camden, Inc.              Republic of Liberia      100%           Camden
KTL Chelsea, Inc.             Republic of Liberia      100%           Chelsea
KTL Kensington, Inc.          Republic of Liberia      100%           TI Qingdao
KTL Hampstead, Inc.           Republic of Liberia      100%           TI Ningbo
KTL Mayfair, Inc.             Republic of Liberia      100%           Mayfair

Original Subsidiaries:
Cedarhurst Tankers LDC        Cayman Islands           100%           -
Hewlett Tankers LDC           Cayman Islands           100%           -
Inwood Tankers LDC            Cayman Islands           100%           -
Lawrence Tankers LDC          Cayman Islands           100%           -
Woodmere Tankers LDC          Cayman Islands           100%           -